EXHIBIT 99.2

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

CORPORATE PARTICIPANTS
Tara Shull State Auto Financial Corporation - IR & Finance Director
Mike LaRocco State Auto Financial Corporation - Chairman, President & CEO
Steve English State Auto Financial Corporation - SVP & CFO
Kim Garland State Auto Financial Corporation - SVP, Director Standard Lines & Managing Director of State Auto Labs
Jessica Clark State Auto Financial Corporation - SVP, Director of Specialty & Commercial Lines
CONFERENCE CALL PARTICIPANTS
Arash Soleimani Keefe, Bruyette & Woods, Inc. - Analyst
Larry Greenberg Janney Montgomery Scott - Analyst

PRESENTATION

Operator
Welcome, and thank you for standing by. (Operator Instructions) Today's call is being recorded. If you have any objections, please disconnect at this time.
I'd now like to turn the call over to State Auto Financial Corporation Investor Relations and Financial Director, Tara Shull.

Tara Shull - State Auto Financial Corporation - Investor Relations, Financial Director
Thank you, Tiffany. Good morning, and welcome to our second quarter 2016 earnings conference call. Today I'm joined by our Chairman, President, and CEO, Mike LaRocco; Senior Vice President and CFO, Steve English; Senior Vice President of Standard Lines and Managing Director of State Auto Labs, Kim Garland; Senior Vice President, Director of Specialty and Commercial Lines, Jessica Clark; Chief Investment Officer, Scott Jones; and Chief Actuarial Officer, Matt Mrozek.
After our prepared remarks, we will open the lines for questions. Our comments today may include forward looking statements, which by their nature involve a number of risk factors and uncertainties which may affect future financial performance. Such risk factors may cause actual results to differ materially from those contained in our projections or forward-looking statements. These types of factors are discussed at the end of our press release, as well as in our annual and quarterly filings with the Securities and Exchange Commission.
A financial packet containing reconciliations of certain non-GAAP measures, along with supplemental financial information, is available on our website, stateauto.com, under the Investor section as an attachment to the press release. Now, I'll turn the call over to STFC's Chairman, President and CEO, Mike LaRocco.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Thanks, Tara, and good morning, everyone. The numbers tell the story of a poor quarter, and we take ownership of that outcome. There's much more to the story beyond the numbers but let's begin with the bottom line.
Our poor results were primarily driven by two issues -- storms and ongoing adverse development in our auto lines. Clearly, we had an active weather quarter. While it was not historically impactful, CATS did impact us slightly beyond the average for a second quarter. Texas was a trouble spot, accounting for 57% of the total CAT losses in the quarter.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

We're in the business to protect our customers and I'm proud of the work of our claims team. They met and exceeded the expectations of our customers to be there in their time of need.
This quarter completes my first full year of reporting results. Over each of the last four quarters, we've worked diligently to understand our challenges. We've identified concerns across the organization -- pricing, modeling, underwriting, and claims. In every instance, we've found solutions and put in action plans to correct.
At the same time, we identified that our auto liability reserves for 2014 and 2015 were not adequate. The need for additional reserves was exacerbated by the increasing severity trends we're experiencing across all our auto lines.
Given all the moving parts, we have methodically analyzed reserve strength, trends, and the impact of our effort to close operational gaps. This work led us to increase reserve levels at the end of each of the last four quarters.
As we have learned more about our gaps and improved our analytics, our reserve strength has improved. This quarter, we took all that we have learned over the last four quarters, picked more conservative trends, and increased our margin of safety and reserve levels. The goal of this work is to reach a reserve level that's appropriately conservative and consistent. While it's impossible to know if we've reached that goal, I feel confident that our effort over the last year has been successful.
I do want to share good news because the bottom-line numbers are not the entire story. We continue to make strong inroads as we turn around State Auto. We'll be launching our new policy platform for auto and home in five states by the end of the quarter. This system will be an industry-leading approach and will embody how to win in a digital world.
We've seen a strong increase in our auto and home quotes as we correct process challenges, modeling issues, and rates. Our agents have reengaged with us and share our desire to be both profitable and growing. Kim will share more details.
Across commercial lines, we've realigned our field team, empowered our underwriters, and corrected pricing gaps. As with personal lines, our agents have taken notice and we're beginning to get traction. Jess will provide context.
Even in the face of weather, our underlying property business is performing well, as are our E&S lines.
Needless to say, it's been a challenging year for me and State Auto, but in the face of poor results I am more excited and optimistic about our future than at any time since I joined this fine Company. Here's Steve.

Steve English - State Auto Financial Corporation - SVP, CFO
Thanks, Mike. Good morning, everyone. Let's start with the obvious; the impact to the quarter of development of prior action year reserves. First, the 13.1 point of catastrophe losses included favorable development of prior-year CAT reserves of 0.1 point and an upward revision for first quarter 2016 storms, which added 0.3 points. The 8.9 points of year-to-date CAT losses includes 0.2 points of favorable development.
For non-CAT loss and allocated loss expenses -- for the quarter, we increased prior asset year loss estimates by $19.4 million, including $8.7 million for programs, $4.7 million for both commercial and personal auto. This added 6 points to the overall loss and combined ratios in the quarter.
For the first six months of 2016, adverse development added 4.4 points. This compares to the second quarter and first six months of 2015, which included 0.7 points and 1.1 points of favorable development, respectively. Obviously, this is a significant swing in development between reporting periods.
Over the past year, we have surfaced several issues, with Mike, Kim, and Jessica discussing them on prior calls -- shifting limits in our personal auto book, rate increases realized in earned premium, identification of underwriting and claim leakage, along with the action plans to address.
In addition we, like many others, are dealing with increased loss costs and the emergence of increased severity trends and bodily injury claims. Each quarter we perform a ground-up assessment of reserves using the information available to us at the time, as we have discussed in the past. This assessment makes use of different types of data and analysis and typically involves an ultimate selection that considers a range of reasonably possible outcomes.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Given the inherent uncertainty of reserve estimates and the factors I mentioned before, we selected ultimate loss estimates this quarter that provide a greater margin for variability, most notably for personal auto, commercial auto, and certain programs with auto exposure, and primarily for accident years 2014 and 2015. In addition, we reevaluated our 2016 accident year selections.
As Mike indicated, you never know for sure at the time that losses had continued to develop upward beyond our expectations, and we feel we have made an appropriate move to minimize the risk going forward. We, of course, will test these assumptions in the following quarters.
Across the auto lines, bodily injury severity remains the most significant issue, but recent changes in frequency trends also were considered.
For programs, the strengthening related to a commercial auto program that experienced significant increases overall in paid and case reserve development in the quarter due to case reserve, file reviews, and large fatality losses. Beyond that, we increased reserve margins over all in this product line, as I noted a moment ago.
Beyond auto, you can see from our disclosure schedule that estimates remained stable for several other lines of business. For E&S casualty, we did adjust reserves on our run-off healthcare book.
Moving on, investment results this past quarter reflected sequentially better numbers driven by TIPS, but year over year, TIPS were down $1 million.
The environment we are in continues to be impacted by events such as Brexit and slowing economies abroad, and our own economy and Federal Reserve policies. Interest rates have been volatile and ended down for the quarter, improving fixed income valuations in our book value per share.
This quarter's income tax expense includes a $1.6 million out-of-period adjustment related to reversing tax benefits recorded on expired stock options. These deferred tax benefits were written off to income tax expense instead of being charged against paid-in capital. While not affecting the balance of net deferred tax assets or our equity in any period, the adjustment, which reduced income tax expense in the quarter by the $1.6 million, reclassifies the impact from retained earnings to additional paid-in capital.
Before I turn you over to Kim for more color on personal lines, I want to take a moment to update you on our recent reinsurance renewals. For the most part, we left our treaty structures in place and the renewals mainly focused on risk, retention, and pricing.
One exception to this was a complete redesign of the treaty that covers our specialty segments' casualty risks. For property CATS, the market remains soft and we were able to achieve both improved terms and conditions and better pricing.
The hours clause for CATS was expanded to 168 hours from 144.
Our $55 million per-event retention remains unchanged, but we assessed the risk-adjusted cost of placing the specialty-only drop-down layer, which previous provided $40 million of limit, in excess of a $15 million retention, with 15% co-participation.
Our drop-down coverage is now a limit of $25 million in excess of $30 million retention with no co-participation.
For property per-risk coverage, we eliminated a $2 million limit in excess of $1 million retention for special property risks. These policies are now subject to the same $3 million retention as our personal and business insurance segments.
On the casualty side, for non-specialty risks we eliminated the workers' compensation $1 million limit in excess of $1 million retention that sat below the $2 million retention of our casualty excess of loss treaty.
For specialty risks, we eliminated the previous treaty covering E&S casualty, and program risks with a new excess-of-loss structure with a $2 million retention.
All in, with retaining more risk and softer pricing conditions, we expect to save approximately $9 million over the next 12 months on deposit premium with our reinsurance partners.
With that, I'll turn you over to Kim.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
Thanks, Steve, and good morning, everyone. As you look at our personal lines results, the story for each product line is the following: Personal auto, a loss ratio of 80.2. This is an unacceptable result that was driven by the fact that we increased the level of conservativeness in our personal auto loss reserves.
Prior to this quarter, personal auto loss reserves had developed adversely for four consecutive quarters. After completing the postmortem for why this adverse development occurred, we increased our actuarial indication by being more responsive to the latest data, and we also increased the margin of safety we placed on top of the actuarial reserve indications due to changes both in the external personal auto environment and operational changes that are occurring internally at State Auto.
Adverse development added 5.7 points to the 2Q 2016 personal auto loss ratio.
Catastrophe losses in the quarter had a slightly negative impact to personal auto results and were approximately 0.6 points higher than our three-year average for this quarter.
Loss cost trends in the industry continue to be at elevated levels, and in our own data we are seeing physical damage severity trends higher than the industry by about 1 point to 1.5 points.
We started increasing rates in early 2016 in response to these elevated loss cost trends but these rate increases have not fully earned into our 2Q 2016 rate levels.
The actions we have taken and continue to take to reverse our personal auto profitability issues are the following:
Aggressive rate action -- across our 28 personal auto states and multiple programs within some states, our rate change activity has been as follows. In 1Q 2016, we took nine rate changes and those had an average of a 2.8% rate change impact. 2Q 2016, we took eight rate changes that had a plus 2.4% rate change impact. In those first two changes in the first two quarters, we also built in some improvements in operational results, or efficiencies.
3Q 2016, in the pipeline we have 10 rate changes that average 7.6% rate change, and for 4Q 2016 we have 18 rate changes in the pipeline that have an average of 12.5% rate increases.
In total, we are on track to file 45 rate changes in personal auto in 2016 with a total rate change impact of 5.8%.
We are also continuing to implement significant operational changes in underwriting and claims, which should reduce our overall loss cost.
Segmentation improvements -- We made incremental improvements in our pricing segmentation structure with the set of rate changes we implemented in the first half of 2016. And the pricing model that we will launch in conjunction with our new technology platform in late 3Q will be a significant improvement in our pricing model. This impact will primarily be on new business, initially.
Growth -- As we continue to work on improving our personal auto profitability results, we also had to work to start growing our personal auto business again. Our performance in this area is as follows:
Quotes are up 27.8% over 2Q 2015, and were a record quarter for State Auto in the second quarter of 2016.
New business counts are up 23% in 2Q 2016 over 2Q 2015.
Retention is up 1.6 points June 2016 versus June 2015.
Policies in force -- The rate of our policies in force decline is slowing. When we compare June 2015 versus June 2014, our policies in force were declining at a rate of 10.8%. Now when we compare June of 2016 versus June of 2015, the policies in force decline is minus 6.6%.
The slowing rate of PIF decline was driven, of course, by our increase in new business and retention.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

We are comfortable growing our personal auto new business counts at this time for a couple of reasons. Some of the drivers of our unprofitability in personal auto, adverse reserve development, and higher-than-average catastrophe quarter are not reflective of new business rate adequacy.
Also, the new business growth is all coming from an increase in quote volume and is not coming from an increase in closure ratio. Growth from a closure ratio increase would indicate that our increases in rates are not keeping up with our competitors' increases, and we are not seeing this.
We anticipate that we will see sequential month-over-month policies in force growth in personal auto before the end of 2016.
So the summary for personal auto -- quarterly results were not good. We believe that we have gotten personal auto loss reserves to a level where we will not continue to experience adverse loss development. There are no guarantees, but we believe we have gotten our arms around personal auto loss reserving.
We are taking aggressive overall rate change actions so that we can catch up and get ahead of elevated personal auto loss cost trends.
We are in the middle of implementing operational changes in both claims and underwriting that should eliminate the phenomenon of State Auto's loss cost trends being higher than the industry.
We are making meaningful advances in pricing segmentation that will be implemented over the next couple of quarters, and the trajectory of growth in personal auto has meaningfully changed, and when the above actions work through to address the profitability problems, we expect this product line to be both very profitable and growing.
On to homeowners. The loss ratio of 88.4% was driven by a higher-than-expected catastrophe quarter. 43.6 points of the 2Q loss ratio was catastrophes, which is 12 points higher than our three-year average for this quarter. We are comfortable that our overall rate levels in homeowners are adequate.
Growth -- Homeowners is another product line where we had to reverse the policies in force decline. Our performance in this area is as follows.
Quotes are up 25.5% over 2Q 2015, and was also a record quarter for quotes for State Auto.
New business counts are up 28% in 2Q 2016 over 2Q 2015. Retention is up 0.9 points June of 2016 versus June of 2015.
The rate of PIF decline is slowing in this product line, also. June 2015 versus June 2014, homeowners policies in force was declining at a rate of 8.3%. When we compare June of 2016 versus June of 2015, policies in force decline for homeowners is 4.7%.
Again, the slowing rate of PIF decline was driven, of course, by our increases in new business and retention. We anticipate that we will see sequential month-over-month PIF growth in homeowners next quarter.
Even before the launch of our new technology platform, we expect homeowners to continue to be profitable and to start to grow. Going forward, homeowners will benefit from the same things personal auto does with the launch of the new technology -- improved ease of use for agents and significantly improved pricing segmentation.
In our other personal segment, which is primarily farm and ranch, the loss ratio was 25.5.
Growth -- new business is up 74% 2Q 2016 over 2Q 2015. We launched a new quote and issue technology platform for farm and ranch in 4Q 2015.
Retention is up 1.4 points June of 2016 versus June of 2015.
Policies in force are growing at an ever-increasing rate. June of 2015 versus June of 2014, policies in force for farm and ranch were down 2.2%. When we compare June of 2016 versus June of 2015, policies in force have grown 5.3%.
The move to PIF positive was driven by, again, our increases in new business and retention. We are very bullish on farm and ranch and expect this product line to grow significantly going forward.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

So in summary, personal lines for State Auto can be thought about in the following ways -- A poor overall quarter driven by personal auto and catastrophes. Homeowners and farm and ranch are both in a profitable and growing condition. Personal auto, the growth trajectory has changed.
Adverse development and loss reserve situation has been addressed, we believe, and we believe the actions we have taken and those currently in the pipeline will address the personal auto property profitability issues. These will just take time to work through the system.
I'll turn you over to Jessica to discuss the business and specialty insurance segment results.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Thanks, Kim. Business insurance results for the quarter were heavily driven by commercial auto prior-year adverse development, reflecting continued unfavorable bodily injury severity trends and the run-off of our large account solutions book.
Unfortunately, this has overshadowed progress we have made in targeted rate increases, modeling, and improved underwriting that, when earned out, should have a positive impact. Poor commercial auto results also mask the progress we are making to improve BOP and the continued favorable performance of our ongoing package book.
While the claims department is implementing actions to reduce claims leakage and improve handling of commercial auto claims, we haven't seen the benefit of that in our results yet.
Lack of growth across commercial lines is disappointing, but the story has not changed. Growth continues to be negatively impacted by the correct decision to exit our large account solutions business, our reduction in quotes in closed rates due to disruption from restructuring our regional sales teams, as well as profitability actions.
Our growth efforts are centered on commercial appetite clarity, connectivity with agency management systems, refining our value proposition, focused sales training for our field staff, reengaging our longstanding agency force, plus increasing our focus on agency aggregators.
Complicating these efforts is continued market softening and our stance of maintaining pricing and underwriting discipline.
All that said, we are seeing positive signs of change, with the largest two business months of the year being May and June, and retention is strong across most of our lines.
Also, we are confident that our new technology platform, which will launch for small business in the first half of next year, will improve the ease of doing business, and we expect it to have a significant positive impact on small commercial growth.
As I mentioned, for the last few quarters, the poor performance of commercial auto results from the combination of macro industry factors, including increasing trends in frequency and severity, and additional self-inflicted wounds around pricing and underwriting.
Similar to personal auto, prior-year development includes an evaluation of reserve levels and additional conservatism on prior years. Prior-year development added 19.2 points to the current quarter loss ratio.
We have also identified significant improvement opportunities in claims, which we believe will ultimately result in lower loss costs.
Our analysis continues to validate that larger fleets are driving severity and our pricing in prior years did not reflect the proper rate for the risk. It is clear that we were not in front of increasing frequency trends driven by improved economic conditions and more miles driven. While we were getting some rate, we were not getting enough to cover those trends and we were not leveraging our models to focus the increases in the right places.
In addition, new business was being priced without proper models and MVR information at the time of pricing, and poor tiering and classification decisions resulted. We have isolated our loss leaders to be fleets over 10 vehicles, where we continue to see significantly higher loss ratios.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

The good news is that we have identified the issues and have implemented corrective actions, which we now have evidence are taking hold and positively impacting rate and risk selection where needed. I can report the following, all of which will improve results:
Our renewal pricing tool has allowed us to get targeted rate increases where needed. On average for policies we've retained in the first half of the year, we are getting rate increases of just over 6%. However, our larger, poorly modeled policies are getting over 11%.
For those policies we're losing, we've targeted a 12% rate increase over all, and over 17% on larger policies with the poorest model scores. As a result of the larger rate increase and underwriting, we're seeing lower retention in the low 70%'s on business with the poorest model scores versus an overall retention in the low 80%'s.
Our new business pricing tool provides our underwriters pricing guidance for commercial auto in line with our predictive models and other key risk characteristics. We have put into place training and system fixes to significantly reduce underwriting leakage by including tools and safeguards to ensure proper tier placement and vehicle classification, resulting in the right rates for the risk.
We have seen the mix of our new business classified as commercial versus service shift by 27 points, and the mix of business written in our higher-priced standard tier double. Both of these lead us to better targeted pricing and an increase in average new business rates per vehicle of 21%.
Again, while it will take time to see the impact of all these actions in the loss ratios, we are seeing early indicators that these changes will have the positive impacts we need to return commercial auto back to profitability.
We will continue to monitor miles driven and other loss cost trends that we believe will impact the need for additional base rate and adjust our pricing targets and underwriting guidance to reflect any of those changes.
Lastly, with the implementation of our new system we will introduce two new commercial auto products uniquely designed for small versus large fleets, with more refinement by class, greatly enhanced predictive models, and the introduction of usage-based insurance.
We will also have a heavier reliance on third-party integrations that reduce the opportunity for underwriting leakage and improved pricing segmentation, particularly for smaller risks. Also, the lower cost structure and greater segmentation will allow us to be more competitive and profitable on the new offering.
Let's move on to some good news for BOP and the remaining commercial products. On an accident-year basis, the first and second quarter produced the lowest loss ratio in claims frequency that we've seen in the last five years for BOP. Our current accident year and current loss ratio at six-months maturity is down 6 points from last year and 10 points below the five-year average.
And while we have more work to do, I am feeling confident that our BOP product is now focused on the right risks at the right prices and being underwritten appropriately.
If you remember, last quarter I mentioned that over the past five years our BOP book, similar to commercial auto, has shifted from smaller BOPs under $10,000 to larger BOPs that were more casualty-focused classes with higher severity, many of which we feel are better suited on a package policy.
These larger BOPs have had a three-year loss ratio about 7.5 points worse than our smaller, more traditional BOPs. I want to be clear that these are not inherently bad risks, but were being underwritten and priced by a system not capable of properly classifying, underwriting, and pricing. These more complex types of exposures do not lend themselves to automated underwriting, and require touch to ensure proper classification and price.
The actions we have taken to underwrite and reprice all the BOPs over $50,000 and to turn off automated quoting capabilities for agents on certain classes and size ranges appears to have begun to eliminate underwriting leakage and promote proper classification, tier, and pricing.
On the smaller BOPs, the pricing actions, targeted at specific classes, which started in 2014, have continued to earn out and have significantly improved the results on this, our largest segment of the product, as well.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

As with commercial auto, the implementation of our new technology for small business will provide us a true new small-business product, an efficient system, and an ease of doing business for our agents.
Currently, we believe we are seeing less than 4% of small commercial BOP quotes, due largely to lagging automation and uncompetitive pricing on traditional BOP business. The new BOP product and platform will provide immediate improvements in the ease of doing business, pricing segmentation, and competitiveness so that we can attract this business in addition to the BOP business that we've historically written.
Coupled with other growth initiatives focused on small commercial, this will allow us to turn new business trends positive while reducing our expense ratio over time.
Our package policy business, excluding the run-off of large account solutions business, performed well in the second quarter and was in line with our year-to-date expectations. Underlying the results are continued high loss ratios on the large account solutions, which continues to run off and produce loss ratios over 80% for the quarter and over 100% year to date.
The ongoing business remains in a solid position. The key for us is to stay on top of loss cost trends and remain focused on underwriting discipline as commercial line starts to soften and competition increases.
This is one of the lines we are focusing on for growth given its stable, profitable position, and we will win long-term, leveraging our agency relationships and continuing to build predictive models and tools to help our underwriters make better decisions. We believe there is significant opportunity in this space as the market has not capitalized on technology in different ways to transact business.
We continue to see strong and consistent results in our workers' compensation unit for the quarter and year to date. This is a testament to our continued discipline and niche focus in this product. As the market softens, we have seen pressure on new business but renewal retention is exceeding expectations. For 2016 year to date, workers' comp loss ratio remains consistent with prior results and expectations.
This product line is the perfect example of the benefit of a product management approach, and in a time in our industry where asset-based exposures will continue to see pressure from a changing world, I believe the combination of increased exposure base and our competitive advantage around case and claims management will enable workers' compensation to remain a long-term strategic profitable growth product for us.
Moving on to specialty -- the specialty story in many ways mimics the commercial line story. It was a very disappointing quarter, driven by commercial auto development on prior accident years, unacceptable current accident-year performance for commercial auto, and continued worsening of products that we previously terminated.
This taints the positive results in our ongoing E&S casualty and E&S property lines, and other programs which are performing as expected. I will provide some brief comments on each of the units.
The E&S property market, like last quarter, remained very soft and very competitive. At this point it shows no sign of changing without a significant catastrophe event. Capital continues to pour in from all sources, including traditional markets, capital markets, and reinsurers.
Our results are excellent, as we would expect with the lack of hurricanes. We were also able to secure reduced reinsurance costs during our renewal, which positively impacted the results.
Our loss ratio, while excellent, did slightly deteriorate from last year because of a couple of large general liability losses in our Florida package book.
Our primary concern for the E&S property segment is the fact that we are not growing and continue to lose business. Our lack of growth is fueled by competition driving down rates and declining opportunities to write new business. Rates are down 7 points this year, but we are still writing policies at what we consider to be very profitable rate levels. We have entered into a partnership with a reinsurer, which will allow us to offer larger growth limits while maintaining our current low net limit position.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Over the next six months, we will focus on growing our presence in the Southeast, and perhaps expanding our team to generate more leads and new business. That being said, we will maintain our underwriting discipline and track and live by our walk-away prices, and only write business that we believe to be profitable.
Our ongoing E&S casualty unit continues to show profitability.
The runoff of the healthcare book, a line of business we recently exited due to profitability and scale concerns, added 10 points to our quarter to-date loss ratio and 8.3 points to our year-to-date loss ratio.
E&S casualty has been a core strength of our specialty unit, and we remain focused on organic and inorganic growth opportunities. We achieved organic growth of 32% this quarter, and will look to continue that trend. Our strategy includes hiring talented underwriters, increasing our presence in areas where we have strong relationships, and targeting large E&S hubs.
We executed on this strategy in the first quarter by opening a Dallas office for our general liability product line, which has added over $1 million of new business year to date. The other area of focus and opportunity is cross-selling between our casualty lines, especially our general liability and environmental products.
Rates are flat for this unit and in line with overall commercial lines market that is flat to softening.
We continue to be very pleased with the makeup and quality of our ongoing book. Our competitive advantage is the quality of our underwriters, our broker relationships, and our continued discipline of not being all things to all people but remaining niche-focused.
The program unit's results were impacted by adverse development of prior accident years and higher-than-expected current accident year commercial auto experience. This is not dissimilar to our standard lines commercial auto results, and reflects the consistent theme of conservatism on prior-year reserve levels that have been applied to auto in programs.
Total prior-year development added 32.3 points to the loss ratio, of which 87% relates to commercial auto. Approximately 75% of the written premium for active programs unit is auto-based.
In our tow truck program, which is our largest program, we have implemented many profitability actions, including rate increases; a first iteration of an enhanced pricing model; reduced commissions; a new telematics initiative, which is mandatory on fleets of four or more power units. We are seeing some early signs of improvement.
Results this quarter were adversely impacted by a second commercial auto program which has had multiple large fatality losses developed in the second quarter from prior accident years and upward-revised case reserves based on file management.
As we discussed last quarter, we have executed and continue to implement rehabilitation actions on all of our auto books. Of our nine active programs, we had a current accident year loss ratio of 70.4%.
While we are confident we can write programs profitably, we must deal with the reality that over all, our current results are poor and improvement will take time. Therefore, at this time we have decided to currently stop writing new programs and also decided to exit three programs totaling $27.3 million of annual premium, with the full impact seen in 2017. Our focus will be reaching consistent profitability on the remaining programs.
I will now turn you back to Mike.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Thanks, Jess. Obviously, it was a poor quarter but there's much more to our quarter and our overall performance than the numbers reveal. Hopefully, through our Q&A now we can provide more details around the results and add some context as to why we are optimistic about our future. Operator, we're ready for questions.
QUESTION AND ANSWER

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Operator
(Operator Instructions)
Arash Soleimani, KBW.

Arash Soleimani - KBW - Analyst
Thanks and good morning. A couple of questions. On the reserve front, I guess we've seen now several quarters of the adverse development. I guess, why not just take, maybe, like one large charge just to really sort of make sure that it's within the realm of possibility, so to speak, so that we don't see kind of these continuing charges. Just because otherwise, it kind of seems like it becomes, like, a recurring item.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Hi, Arash, thanks; this is Mike. Definitely it's kind of been the trend, I guess, of new CEOs coming onto companies, and if they think there's some inadequacy in reserves, the favored approach is to kind of take a ginormous number. We really felt we needed to be very methodical and thoughtful about our analysis of reserve levels.
And quite candidly, we knew there were other things happening inside the organization around pricing, around claims-handling, underwriting processing, all of which come into play in terms of the adequacy of your reserves and how you think about that.
So what we've tried to do over each of the last quarters is to not only get better data and analytics around our approach to reserving, we've brought more people to the table as part of the process as well. So we expanded a group of individuals who are at the table looking at the numbers.
And so what we found, over each of the last four quarters, is that that level of thoughtful and detailed analysis led us to making what we felt was the appropriate decision.
Of course, we also had what I call a headwind from the standpoint of the reality that the marketplace is seeing fairly significant severity trends around bodily injury, particularly.
And when you put all that together, we felt through this approach, on a quarter-by-quarter basis, we would get to the right number. Obviously, we didn't choose numbers in previous quarters that we felt were wrong; it's just that the trends kept developing on accidents years 2014 and 2015 more and more negatively.
Having said all that, as you heard from me and, quite frankly, from Steve, Kim, and Jess, we did, this quarter, finally feel we are at a point where we had enough information, we had a better understanding of the internal causes of the problems versus external severity, had a better understanding of our own data, thought our analysis was more accurate and detailed.
And so I think what you saw this quarter was kind of the culmination of all that work, and we feel that we closed this quarter in a place that gets to where you suggest maybe we could have gotten to by just dumping a big number on it at one point.
So we ended up in the same spot; it took us kind of a step-by-step approach to get there, but I feel that we made the right choices because of all the moving parts. But where we land now is at a place where we have a high degree of confidence that we've got the appropriate margin in place and we can now move forward and not have to continue to revisit this.
Now, having said that -- never say never; we can't guarantee anything -- but we have, again, a high degree of confidence as we move forward in coming quarters that we'll have the appropriate level of redundancy in our reserves.

Arash Soleimani - KBW - Analyst
Thanks for that very thorough response. My next question -- can you just talk about the difference in what you're seeing between your new and renewal pricing, or how you're thinking about new versus renewal pricing within the auto line?

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Kim Garland - State Auto Financial Corporation - SVP, Director Standard Line, Managing Director, State Auto Labs
Yes, I think what we see today is generally -- I'll talk about it in terms of maybe a new business penalty, if that's what you're getting at. I believe the new business loss ratio penalty we see is around 15% for auto, which is not out of line with what kind of I've experienced working with other auto businesses.
One of the factors that we worked on as we were doing the pricing segmentation was over time, how do we eliminate that new business penalty? I think in the analysis, in this go-round of segmentation, I don't think we're going to see a meaningful reduction in that in auto. We'll probably see, from the next iteration of the homeowners pricing model, more of a compression of the new business loss ratio penalty in that product line.
For us, I think the most exciting thing in trying to eliminate that is the use of telematics and usage-based insurance. That's sort of a step in that direction. We will still struggle -- what we're doing in that space is somebody comes in and they want to purchase usage-based insurance. We don't know their driving record day 1 so it's what we call a participation discount. And then after the first six-month policy period, we adjust the rate to reflect their actual driving experience.
We continue to try and figure out what I think we talked about as the holy grail of how do you know a person's sort of telematics history at the point of new business? It's a long-winded answer, but I think -- what we've generally seen in the new business loss ratio penalty, around 15%, what we have been experiencing and we think we will continue to experience something in that range with the new product.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Let me just jump in, too. The thing that you all have to remember and keep in mind is that we're fixing pricing models that were not as sophisticated as they should be in a competitive marketplace where others have more sophisticated segmentation and better multivariant models.
So some of the comparison of new and renewal rate levels and some of the challenges that you-all have in trying to determine pricing adequacy, we feel significantly more confident with the pricing models that we have -- the improvements we made to existing pricing models and, of course, the ones that we'll be launching with our new policy system come September. The difference is going to be marked. And so some of the comparisons of the new and renewal rate levels are a little daunting, quite frankly.

Arash Soleimani - KBW - Analyst
All right, thank you for the answers.

Operator
Larry Greenberg, Janney.

Larry Greenberg - Janney - Analyst
Thanks. I'm just curious how you suggest we think about the $9 million of savings from the reinsurance changes you made. First of all, does that show up in a combination of premium lines and perhaps expense ratios?

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

And then, should we think about changing presumed CAT loads associated with that? Just wondering if you'd give us a little bit more color there.

Steve English - State Auto Financial Corporation - SVP, CFO
Sure, Larry; this is Steve. In regards to the $9 million, that'll solely be on the premium line so there's no ceding commissions or anything along those lines that would affect expenses. And from a modeling perspective, that'll come through your earned premium for the next four quarters.
In regards to the CAT load, historically we have had -- quite frankly, had very few CAT recoveries. That's one reason why we keep -- our retention at $55 million, when we do the modeling and the cost/benefit analysis we've tried to stray away from trading dollars at the lower levels. So in terms of recoveries, I think there'll be minimal effect there.
Now having said that, on the specialty side clearly adjusting the retention, because we had the drop-down, which previously provided $40 million excess of $15 million within our overall $55 million retention. And I think that had -- last go-round, it had a 15% co-par on that.
Moving that to a $30 million retention then with no co-par, roughly speaking you pick up that difference. So if there's, quite frankly, a Florida hurricane most likely our net loss there will go up by that difference in retention. So you can predict how many Florida hurricanes you think will come.

Larry Greenberg - Janney - Analyst
Thanks. And then -- I mean certainly Kim spoke with a lot of confidence and having your arms around auto reserves. I'm just wondering, do you have that same confidence in commercial and specialty?
And then, on the specialty, with these terminated programs, just wondering, are there commitments to accept business going forward until a set time? And will the loss picks on the associated earned premium be elevated relative to what we have been seeing?

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
Hi, Larry, it's Mike. I'll start now and flip it over to Jess for more of the detail. In terms of the confidence across the lines, I mean, as you-all know, it gets harder with two issues. One is the volume of business that you have. So that makes it more difficult. And then the volatility of the lines. And of course, specialty lines tend to have more of that.
So are we confident across all of our lines with this change? Yes. Do we have more confidence in auto? Absolutely, because we have a bigger, larger amount of business; it's more heterogeneous in terms of the types of risk and the business itself. So the confidence level, obviously, gets a little less across those lines. Not because we don't believe there is the adequate reserve levels but just because of the volume of business we have in those lines and the mix of business that we tend to have in those lines.
But that's the way I would answer it. I'll have Jess either add onto that or also talk about the specialty program.

Jessica Clark - State Auto Financial Corporation - SVP, Director, Specialty and Commercial Lines
Yes, I ditto what Mike said on the reserve levels. I guess the only thing I would add to that, especially in the programs area, is not only is it smaller and more volatile, but we've had it for a much shorter period of time. So the history that we have on those lines, although a lot of them mimic standard line in nature like commercial auto, it's much less than we have on the standard lines, which also creates more uncertainly. However, the process we went through was similar across all three auto areas.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

With regards to the terminated programs, yes, those terminated programs have a requirement that we give them six months notice on average, 180 days. It does vary by program. I think all those are at 180 days. During that time period they have the ability to write business, Larry, but we do have the ability to significantly restrict underwriting guidelines and require a higher number of referrals. So we typically do that, given that it's in a runoff nature, which inherently has more risk.
That being said, the three programs that we're going to terminate, the largest one, while it did have profitability issues this quarter, and hasn't been performing at totally unexpected levels, the main reason for the cancellation was more focused on our evaluation of all of our programs and whether or not there was a true niche or specialty hook associated with the program. And in that auto program, unlike others that we have that are specific by class like tow trucks, for example, this auto program was more focused around what we call sort of orphan autos, or autos that can't be placed with a package policy.
So there's really -- while it provides us premiums, there wasn't as much of a specialty nature to the program.
The ongoing, or future, loss ratio associated with that program I would not expect to be significantly different than the inception-to-date loss ratio, which is fairly close to in line with what our programs' loss ratio has been over the last 12 months.

Mike LaRocco - State Auto Financial Corporation - Chairman, President, CEO
And let me just add a little bit more color to the issue of programs, just kind of at a high level. Like everything else that we've been working on here, we've taken a hard look at everything we've done.
We realize that we should not have been in large account business. That business was performing very badly; we exited that.
Jess and her team, Steve and I and other members of the leadership team are also going through kind of our entire approach to program business. And I think, as Jess pointed out, and I just want to emphasize, is that this is really about what can we do effectively? We don't want to be in any lines of business where we don't have the talent, the capital, the data, the understanding to write business at a profitable, growing level.
And so what we've been doing is going through that type of deep-dive approach to our program business to make sure that we're laser-light focused and we're only in programs where someone is bringing us a distribution and a knowledge lever that we otherwise couldn't get by going directly into the market ourselves.
And so we're gong to be very focused on that, and that's one of the reasons we're putting this moratorium on new programs so that we can buckle down, get out of the ones, as Jess already pointed out, that don't make sense. Make sure we can be successful in the remaining ones. And then, again reevaluate.
So we'll continue to give you updates on that as we move forward in the coming quarters and years, quite frankly.

Larry Greenberg - Janney - Analyst
Thank you.

Operator
There are no further questions in queue at this time. I'll turn the conference back over to our presenters.

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AUGUST 04, 2016 / 03:00PM GMT, STFC - Q2 2016 State Auto Financial Corp Earnings Call

Tara Shull - State Auto Financial Corporation - Investor Relations, Financial Director
We'd like to thank all of you for participating in our conference call and for your continued interest and support of State Auto Financial Corporation. We look forward to speaking with you again on our third quarter earnings call, which is currently scheduled for Thursday, November 3, 2016. Thank you and have a good day.

Operator
Thank you. That concludes today's second quarter 2016 earnings conference call. Thank you for participating. You may disconnect at this time.

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